UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2020

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 19, 2020, the Board of Directors of Macatawa Bank Corporation (the "Corporation") appointed Nicole Dandridge to the Board of Directors of the Corporation. Ms. Dandridge will serve for a term expiring at the 2023 annual meeting of shareholders. Ms. Dandridge will serve as a member of the Governance Committee of the Board of Directors.

Ms. Dandridge was appointed to the Board of Directors as the representative of White Bay Capital LLC, a Michigan limited liability Corporation (“White Bay”) pursuant to a Board Representation Agreement dated November 5, 2008 between White Bay and the Corporation (the “Board Representation Agreement”).

The Board Representation Agreement requires the Corporation to use its best efforts to cause a representative of White Bay to be elected to the Corporation’s Board of Directors and the Board of Directors of Macatawa Bank, a wholly owned subsidiary of the Corporation (the "Bank"). Accordingly, Ms. Dandridge was also appointed as a member of the Board of Directors of the Bank.

Ms. Dandridge replaces the prior representative of White Bay, Mark J. Bugge, who resigned in March 2019. The Corporation’s obligation to appoint a White Bay representative will continue so long as White Bay beneficially owns at least 3% of the outstanding shares of the Corporation’s common stock.

The above description of the Board Representation Agreement is qualified in its entirety by reference to its full text, filed as Exhibit 10.1 to this Report, which is incorporated herein by reference.

Ms. Dandridge will have the same rights and duties and the same compensation, indemnification and insurance as other non-employee directors of the Corporation.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.2	Board Representation Agreement dated November 5, 2008 between Macatawa Bank Corporation and White Bay Capital, LLC. Previously filed with the Commission on February 19, 2015 in Macatawa Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, Exhibit 10.11. Incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2020	MACATAWA BANK CORPORATION

	By	/s/ Ronald L. Haan
Ronald L. Haan President and Chief Executive Officer